Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock	457(c)	257,466	$18.34	$4,720,693.11	$0.00011020	$520.22

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$4,720,693.11		$520.22

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$520.22

(1)

The registrant is registering the resale from time to time of up to 257,466 shares of its common stock, which were issued to the selling stockholder on July 7, 2023 in a private placement transaction. Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereunder shall be adjusted automatically to include any additional shares that may become issuable as a result of any stock split, stock dividend or similar transaction.

(2)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price shown are based on the average of the high and low sale prices of the Registrant’s common stock on August 3, 2023 as reported on The Nasdaq Global Select Market.